EXHIBIT 15
LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION
October 6, 2005
The Pepsi Bottling Group, Inc. and
Bottling Group, LLC
One Pepsi Way
Somers, NY 10589
Re: Registration Statement on Form S-8 of The Pepsi Bottling Group, Inc. filed with the Securities and Exchange Commission pertaining to the PBG 401(k) Savings Program and the PBG 401(k) Program.
With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our reports dated April 27, 2005 related to our reviews of The Pepsi Bottling Group, Inc. and Bottling Group, LLC interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or reports prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
New York, New York